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                                                                   Exhibit 10.21

                                LABOR CONTRACT



Party A: China Finance Online (Beijing) Co., Ltd.



Party B: Zhongshan Qian



Execution Date: March 31, 2004


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     LABOR CONTRACT, effective as of March 31, 2004, between Party A, China
Finance Online (Beijing) Co., Ltd., a company duly organized and validly existing under the laws of the People's Republic of China (the "Company"), and Party B, Zhongshan Qian, a citizen of the United States of America, having an identification number of 710403842 (the "CFO").

     Pursuant to the Labor Law of the People's Republic of China and other applicable laws and regulations and upon consultation on the basis of equality and free will, Party A and Party B hereby enter into this Contract providing for Party A's employment of Party B as a contract-based executive-level manager.

Chapter 1.  Term of Employment

     1.1  Party A and Party B agree to define the Term of Employment as follows:

          (a) Fixed term: for a period of two years beginning on April 1, 2004 and terminating on March 31, 2006.

     1.2 If both Parties desire to renew this Contract, each Party shall notify the other Party of its intent to renew this Contract thirty days prior to the expiration of this Contract.

Chapter 2.  Duties

     2.1 The Company will employ Mr. Zhongshan Qian to serve as the Company's CFO based on the Company's business needs. The scope and responsibilities of the CFO job include the following:

          (a) To formulate and implement relevant policies, procedures and strategies to ensure the realization of the Company's business strategy;

          (b) To establish a strong financial system and strict internal control;

          (c) To supervise all financial activities to ensure their compliance with Chinese law and the Company's policy.

          (d) To be responsible for timely submitting accurate financial reports;



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          (e) To establish and direct a mechanism for solving financial problems and to timely solve financial problems;

          (f) To establish and direct a mechanism for reducing costs and increasing efficiency;

          (g) To be responsible for the Company's financial planning;

          (h) To participate in business development and strategic planning;

          (i) To recommend investment policies, to implement investment strategies based on approved investment guidelines, and to manage investment transactions;

          (j) To carry out strategic acquisition, capital management, initial public offering, etc. pursuant to the requirements of the Board of Directors;

          (k) To provide comments to the Executive Management Team and the Board of Directors on financial issues of the Company;

          (l) Other responsibilities stipulated by the Board of Directors.

     2.2 The CFO shall perform his duties diligently and competently pursuant to the requirements for the position.

Chapter 3.  Compensation and Stock Options

     3.1 The first-year salary of the CFO shall be two hundred thousand (200,000) RMB yuan per year (before tax) and, if the Company is successful in its initial public offering or capital management, both Parties shall renegotiate the CFO's salary before March 15, 2005.

     3.2 The pay day of the Company will be between the first and the fifth days of each month and, if such days are during a holiday period, then the pay day will be the first working day after the holiday period.

     3.3 The Company's employees shall pay personal income taxes pursuant to regulations of the government tax agency, and the Company shall deduct a corresponding amount from the

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monthly salary of each employee and pay that amount on behalf of the employee to the relevant tax agency.

     3.4 In addition to what is provided for under the foregoing Article 3.3, the Company shall have the right to deduct from the employees' salaries for other purposes in accordance with laws and regulations of the State.

     3.5  Stock option.

          (a) The Company allocates 730,000 shares of its current stock to Mr. Zhongshan Qian.

          (b) The aforesaid stock option shall be vested in two years, that is one twenty-fourth (1/24) of the stock option shall be vested per month.

Chapter 4.  Allowances

     4.1 Considering Mr. Zhongshan Qian's actual family circumstances, the Company shall give Mr. Zhongshan Qian an allowance of U.S.$20,000 or the equivalent in RMB.

Chapter 5.  Rewards and Penalties

     5.1 The CFO shall abide by various rules and regulations stipulated by the Company under the law.

     5.2 Without written consent of the Company, the CFO shall not accept money, gift or any other kinds of benefits from any customer, collaborating company or other related company.

     5.3 The CFO shall serve the Company faithfully and competently during the Term of Employment, and the Company will not permit the CFO to engage in any other job during the Term of Employment.

     5.4 The Company shall impose penalties on the CFO pursuant to regulations of the Company, if the CFO violates the Company's rules or regulations.

Chapter 6.  Confidentiality and Non-Competition


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     6.1  The CFO shall safeguard the intellectual property rights of the
Company, abide by relevant confidentiality agreements to which the Company is a party regarding manufacturing technologies, marketing, and unpatented technologies, and not engage in any business or activity that is competitive with the business of the Company. Specific duties are stipulated by both Parties in a separate Intellectual Property, Confidentiality and Non-Competition Agreement.

Chapter 7.  Alteration, Rescission, and Termination of the Labor Contract

     7.1 If, due to his own fault, Party B has committed any gross errors on the job, including without limitations violation of the Intellectual Property, Confidentiality and Non-Competition Agreement stipulated by both Parties, violation of laws or regulations of the State, infringement of shareholders' rights or interests, the Company shall have the right to rescind this Labor Contract immediately and shall only need to pay Party B the salary for the current month without any allowance. In addition, Party B shall have the vested shares of the stock option pursuant to Article 3.5(b), and the remaining unvested shares of stock option shall be retrieved by the Company.

     7.2 If Party B requests to have this Contract rescinded before the end of the Term of Employment because of personal reasons, Party B shall notify the Company in writing thirty (30) days in advance, and the Company shall pay Party B the salary for the current month but need not pay Party B any allowance. In addition, Party B shall have the vested shares of the stock option pursuant to
Article 3.5(b), and the remaining unvested shares of stock option shall be retrieved by the Company.

     7.3 During Party B's Term of Employment, if the Company deems that the CFO has failed to reach the expected target or achieve the expected results, the Company has the right to rescind this Labor Contract; however, the Company shall notify Party B in writing thirty (30) days in


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advance and shall pay Party B a compensation of three months of salary. In addition, Party B shall have the vested shares of the stock option pursuant to
Article 3.5(b), the Company shall give Party B additional three months of vested shares of stock option, and the remaining unvested shares of stock option shall be retrieved by the Company.

     7.4 If the Company requests to have certain provisions of this Contract changed due to changes in objective circumstances upon which this Contract is based, or if the CEO requests for such a change for personal reasons, the requesting Party shall notify the other Party in writing thirty (30) days in advance, and the Contract may only be changed if both Parties agree to the changes upon consultation.

     7.5  The CFO may not rescind this Contract pursuant to the foregoing
Article 6.4 before all matters concerning his liabilities for breach of this Contract or the Intellectual Property, Confidentiality and Non-Competition Agreement have been cleared.

     7.6 The employment relationship between the Company and the CFO shall be terminated upon expiration of the Term of Employment. When this Contract is rescinded or terminated, Party B shall hand over his work to Party A. Party B shall hand over to the receiving person at Party A in excellent conditions all office utilities, equipment and facilities that Party B used and all documents that Party B worked on while working for Party A. Otherwise, Party A shall refuse to proceed with relevant termination procedures, and Party A has the right to require Party B to assume liability for breach of contract pursuant to this Contract and may require Party B to pay for liquidated damages.

     7.7 Regardless of the reasons for leaving the Company, except if the Company has committed tax evasion or has otherwise violated the law during its operation, Party B shall not


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defame or sue the Company, raid the Company for employees, or engage in any business or activity that is competitive with the Company's business.

     7.8 Upon rescission or termination of this Contract, the Company shall complete the procedures for rescinding or terminating a labor contract within a stipulated time period, unless otherwise agreed upon in this Contract.

Chapter 8.  Liability for Breach

     8.1 If either Party to this Contract is under any of the following circumstances, the Party shall be liable for breach of the Contract:

          (a) The Company violates the provisions of this Contract and unilaterally rescinds this Contract, unless otherwise provided by this Contract;

          (b) The CFO quits his job without the Company's consent.

     8.2 Either Party in breach of this Contract shall pay the other Party liquidated damages. The standard liquidated damages shall be equal to twice of the salary Party B actually received in the month prior to the date of the breach.

     8.3 If the liquidated damages provided for under the foregoing Article 8.2 is not enough to cover the losses of the other Party, then the breaching Party shall pay the other Party for the actual losses caused by the breach.

     8.4 The CFO warrants (1) that all the relevant information he provides to the Company, including without limitations his identification, address, academic credentials, work experiences and professional skills are true; (2) that, by working for the Company and by entering into this Labor Contract with the Company, the CFO does not violate any agreement on confidentiality or non-competition entered into with his previous employer or any other company or individual. If


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the CFO breaches this warranty, the Company has the right to rescind this
Contract and demand that the CFO compensate the Company for any losses due to the breach.

Chapter 9.  Miscellaneous

     9.1 The Employment Handbook and other rules and regulations of the Company are part of this Labor Contract.

     9.2 This Contract has two counterparts, one for the Company, one for the employee. This Contract shall become effective upon execution by both Parties. Both counterparts shall have equal legal effect.

     9.3 If any of the provisions of this Contract conflicts with laws and regulations of the State, the provision shall be superseded by the laws and regulations of the State.



     IN WITNESS WHEREOF, the Parties have executed this Labor Contract.

     Party A: China Finance Online (Beijing) Co., Ltd. [/s/ COMPANY SEAL]


     (Seal)
     /s/ Jun Ning
     _____________________________
     Authorized representative


     Date: April 1, 2004



     Party B: Zhongshan Qian


     /s/ Zhongshan Qian                          April 1, 2004
     _____________________________               __________________________
     Signature                                   Date